Filed Pursuant To Rule 433

Registration No. 333-275079

March 9, 2024

SPONSORED BY GRAYSCALE

Size might matter, at least when it comes to bitcoin ETFs

Experience matters when you’re choosing an investment – not least when it comes to crypto.

And get this: Grayscale’s flagship product, GBTC, is the [world’s biggest* Bitcoin ETF].

That’s a triple threat: [size, experience, and track record].

So if you’re curious about crypto, you’ll want to [check out the Bitcoin ETF that’s sponsored by the world’s biggest* crypto asset manager].

Important Disclosures

*Based on AUM as of 1.31.24. Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite

100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Trust.

An investment in the Trust involves a high degree of risk, including partial or total loss of invested funds. The Trust holds Bitcoins; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin,

and consequently the value of the Trust. Digital assets are not suitable for an investor that cannot afford loss of the entire investment. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Trust. The value of the Trust relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors.

We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment

Company Act of 1940, as amended (the “40 Act”), as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. The

Fund is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most exchange traded products or ETFs.

When you support our sponsors, you support us. Thanks for that.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.